Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of August 25, 2021, Axos Financial, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock.
DESCRIPTION OF COMMON STOCK
We may issue, from time to time, shares of our common stock, the general terms and provisions of which are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our Certificate of Incorporation and Bylaws.
General
We are authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share. As of August 21, 2021, there were 67,459,812 shares of common stock issued and 59,355,332 shares of common stock outstanding. Under our Certificate of Incorporation, we have the authority to issue an aggregate of 150,000,000 shares of common stock. We have also previously granted stock options and restricted stock units representing the right to purchase or receive shares of our common stock under our equity incentive plans.
Listing of the Common Stock
The common stock is listed for trading on the New York Stock Exchange under the symbol “AX.”
Dividends
Subject to preferences that may be applicable to any of the outstanding shares of our preferred stock, and subject to compliance with limitations imposed by law, the holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Voting Rights
Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights.
Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences granted to the holders of any outstanding shares of our preferred stock, including our Series A preferred stock and any other series of preferred stock which we may designate in the future.
Rights and Preferences
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock, including our Series A preferred stock and any series of preferred stock which we may designate in the future.
Fully Paid and Nonassessable
All outstanding shares of our common stock are, fully paid and nonassessable.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Certain Anti-takeover Effects
General. Certain provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law (the “DGCL”) could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors, regardless of whether our stockholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and the DGCL.
Business Combinations. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding, for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the Board of Directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
Classified Board of Directors. Our Certificate of Incorporation provides that our Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the board of directors generally increases the difficulty of replacing a majority of directors.
Advance Notice Provisions. Stockholders seeking to nominate candidates to be elected as directors at an annual meeting or to bring business before an annual meeting must comply with an advance written procedure specified in our Bylaws. Only persons who are nominated by or at the direction of our board, or by a stockholder who has given timely written notice to our Secretary before the meeting to elect directors as specified in our Bylaws, will be eligible for election as directors.
At any stockholders’ meeting the business to be conducted is limited to business brought before the meeting by or at the direction of the board of directors, or a stockholder who has given timely written notice to our Secretary in compliance with the advance written procedure specified in our Bylaws.
Special Stockholder Meetings. Under our Certificate of Incorporation and our Bylaws, only our Chairman of the Board, President, or Secretary (upon receipt of a written request of a majority of the directors then in office), may call special meetings of stockholders. Stockholders do not have the authority to call special meetings of stockholders.
No Stockholder Written Consents. Our Certificate of Incorporation denies the power of stockholders to act by consent without a meeting.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Supermajority Voting Provisions. Our Certificate of Incorporation provides that certain sections of our Certificate of Incorporation and our Bylaws may not be amended or repealed by our stockholders without the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Our Certificate of Incorporation also provides that the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, may remove such director or directors only for cause and in the manner provided in our Certificate of Incorporation.
Limitation of Liability; Indemnification

Our Certificate of Incorporation and Bylaws provide that we will indemnify all of our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation and Bylaws also authorize us to indemnify our employees and other agents, at our option, to the fullest extent permitted by Delaware law. We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for the indemnification of our directors and officers for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of our company, arising out of that person’s services as a director or officer of our company or any other company or enterprise to which that person provides services at our request to the fullest extent permitted by applicable law.
Delaware law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty to the extent permitted by Delaware law.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.
Exclusive Forum Provision
In accordance with an exclusive forum provision set forth in our Bylaws, unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the corporation to the corporation or to the corporation’s stockholders; (c) any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (as each may be amended from time to time); (d) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws; or (e) any action asserting a claim against the corporation governed by the internal affairs doctrine; in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.